                                 XL CAPITAL LTD

                   COMPUTATION OF EARNINGS PER ORDINARY SHARE
                         AND ORDINARY SHARE EQUIVALENT

        (U.S. DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                                                  (UNAUDITED)
BASIC EARNINGS PER SHARE:
Net income..................................................  $223,759   $209,812
Weighted average ordinary shares outstanding................   125,671    128,414
Basic earnings per share....................................  $   1.78   $   1.63
                                                              ========   ========

DILUTED EARNINGS PER SHARE:
Net income..................................................  $223,759   $209,812
Add back after-tax interest on convertible debentures.......        --        876
                                                              --------   --------
Adjusted net income.........................................   223,759    210,688
                                                              --------   --------

Weighted average ordinary shares outstanding-basic..........   125,671    128,414
Average stock options outstanding (1).......................     1,093      1,970
Assumed conversion of convertible debentures (2)............        --      2,020
                                                              --------   --------
Weighted average ordinary shares outstanding-diluted........   126,764    132,404
                                                              --------   --------

Diluted earnings per share..................................  $   1.77   $   1.58
                                                              ========   ========
DIVIDENDS PER SHARE.........................................  $   0.45   $   0.44
                                                              ========   ========

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(1) Net of shares repurchased under the treasury stock method.

(2) 1999 reflects the assumed conversion of the 5.25% Convertible Subordinated Debentures due 2000, formerly issued by NAC Re. These debentures were called in June 1999 and the actual conversion is reflected in 1999.